Exhibit 21.1
Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF FORMATION
Marlin Leasing Corporation	Delaware

Marlin Leasing Receivables Corp. II	Nevada

Marlin Leasing Receivables Corp. IV	Nevada

Marlin Leasing Receivables Corp. VIII	Nevada

Marlin Leasing Receivables Corp. IX	Nevada

Marlin Leasing Receivables Corp. X	Nevada

Marlin Leasing Receivables Corp. XI	Nevada

Marlin Leasing Receivables Corp. XII	Nevada

Marlin Leasing Receivables II LLC	Nevada

Marlin Leasing Receivables IV LLC	Nevada

Marlin Leasing Receivables VIII LLC	Nevada

Marlin Leasing Receivables IX LLC	Nevada

Marlin Leasing Receivables X LLC	Nevada

Marlin Leasing Receivables XI LLC	Nevada

Marlin Leasing Receivables XII LLC	Nevada

AssuranceOne, Ltd.	Bermuda

Marlin Business Bank	Utah